Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into as of the 3rd day of February, 2009, by and between MAGELLAN PETROLEUM CORPORATION, a Delaware corporation (the “Company”), and William H. Hastings, an individual residing at 2 Thurston Lane, Falmouth, Maine 04105 (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Executive commenced employment with the Company on December 11, 2008 (the “Effective Date”) and is current serving as its President and Chief Executive Officer; and
     WHEREAS, the Company and the Executive (the “Parties”) desire to enter into this agreement (the “Agreement”) setting forth the terms and conditions of the Executive’s employment; and
     WHEREAS, the Parties are also entering into two non-qualified stock option award agreements (the “Option Agreements”) and an indemnification agreement (the “Indemnification Agreement”);
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1. Term of Employment.
     1.1 The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company in accordance with the terms and provisions of this Agreement.
     1.2 The term of employment this Agreement (“Term”) shall be the period commencing as of the Effective Date and ending on the earlier of: (a) December 11, 2013 (the 5th anniversary of the Effective Date); or (b) the date of termination of the Executive’s employment pursuant to Sections 5, 6 or 7 below, whichever is applicable. If not terminated earlier than December 11, 2013 in accordance with Sections 5, 6 or 7 below, the Company shall provide the Executive written notice not less than six (6) months prior to December 11, 2013 of the Company’s intention to either (i) permit this Agreement to terminate on such date or (ii) renew the Executive’s employment with the Company in the offices described below in Section 2.1. If the Company notifies the Executive of its intention to renew this Agreement, the Company and the Executive shall in good faith negotiate the duration and other terms of the Executive’s continued employment with the Company. Upon termination of this Agreement for any reason, the obligations of Company under this Agreement shall cease and Employee shall forfeit all right to receive any compensation or other benefits under this Agreement, except the amounts described in Sections 6, 7, 8 or 9 of this Agreement.

2. Duties.
     2.1 Offices. As of the Effective Date, the Executive has assumed the positions of President and Chief Executive Officer of the Company. It is the intention of the Parties that during the Term hereof, the Executive will continue to serve as President and Chief Executive Officer of the Company and will devote substantially all of his business time and attention and best efforts to the affairs of the Company and its subsidiaries and his duties; provided, however, that Executive may continue to participate, on a part time basis, as (i) a director of a floating liquefied natural gas company and (ii) as a consultant to a methanol company (“Permitted Activities”) so long as such Permitted Activities do not constitute an actual or potential conflict of interest with the Company’s business in the judgment of the Board. The Executive will have such duties as are appropriate to his position, and will have such authority as required to enable the Executive to perform these duties. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the Board of Directors of the Company (the “Board”) or a committee thereof. Nothing in this Agreement shall prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive’s and the Executive’s family’s personal investments so long as such activities do not materially interfere with the performance of the Executive’s duties hereunder or create a potential business conflict or the appearance thereof.
     2.2 Office Location. The Company expects to relocate its principal executive offices to Portland, Maine during the first quarter of 2009. Until the relocation has been effectuated, the Executive shall be permitted to work from his home in the Portland, Maine area.
     2.3 Board Service. The Executive was elected to the Company’s Board as a Class II director of the Company, as of the Effective Date. The Board has also determined to nominate Executive for a three-year term of office as a Company director, commencing at the 2008 annual meeting of shareholders and expiring at the 2011 annual meeting of shareholders. During the Term of this Agreement, the Board shall nominate the Executive from time to time, as a director of the Company for reelection as a Class II director, each time the members of such Class stand for election thereafter. In addition, the Company, as the sole stockholder of Magellan Petroleum Australia Limited (“MPAL”), will recommend to the MPAL Board of Directors that the Executive be elected to the MPAL Board of Directors promptly.
3. Compensation and Benefits.
     3.1 Salary. During the Term of this Agreement, the Company shall pay the Executive a base salary at an initial annual rate of Three Hundred Thousand Dollars ($300,000). Beginning July 1, 2009 and effective each July 1st thereafter during the Term of this Agreement, the Executive’s salary shall be increased by a percentage amount that shall not be less than the greater of (i) 4% per year or (ii) the percentage increase in the Bureau of Labor Statistics’ announced Consumer Price Index for All Urban Consumers, All Items (the “CPI-U”), unadjusted, for the 12-month period ending on the June 30th immediately preceding the July 1st on which such salary increase is scheduled to take effect. The first increase to the Executive’s base salary as of July 1, 2009 shall consist of a pro rata seven (7) month portion of the increase described in the immediately preceding sentence. By way of example only, if the CPI-U, unadjusted, increased during the 12-month period ending June 30, 2010, by 4.2%, then the increase for the Executive’s salary effective on July 1, 2010 shall be 4.2%. The Company may, in its sole and absolute discretion, further increase the Executive’s base salary in light of the Executive’s performance, inflation, changes in the cost of living and other factors deemed relevant by the Board. The Executive’s base salary will be paid in accordance with the standard practices for other members of senior management of the Company, but not less frequently than monthly.
     3.2 Bonuses. During the Term hereof, the Executive will be eligible to receive such bonus awards, if any, as shall be determined by the Board in its sole and absolute discretion after receiving the recommendation of the Compensation Committee.
     3.3 Equity Awards.
     (a) On the Effective Date, the Executive was granted two non-qualified stock options (the “Stock Options”) under the Magellan Petroleum Corporation 1998 Stock Option Plan, as amended on October 24, 2007 and further amended and restated by the Board of Directors on December 11, 2008 (the “Stock Incentive Plan”), which Stock Options entitle the Executive to purchase an aggregate of three million, one hundred thousand (3,100,000) shares of Common Stock of the Company. Effective February 2, 2009, the Executive has agreed to surrender an aggregate of 387,500 of the non-qualified stock options previously granted to the Executive on December 11, 2008, 262,500 of which shall be deemed to come from tranche one (time-based Options) and 125,000 of which shall be deemed to come from tranche two (performance vesting Options) (such 387,500 options, the “Surrendered Options”).
     (b) The terms and conditions of the Stock Options are set forth in the Option Agreements, the form and content of which are substantially similar to the option agreements evidencing other awards under the Stock Incentive Plan. The Executive acknowledges and agrees that the award of the Stock Options is expressly conditioned on the receipt of shareholder approval in accordance with the terms of the Option Agreements, the Incentive Plan and listing standards of the Nasdaq Stock Market, Inc.
     (c) Future awards of equity under the Incentive Plan (or any successor plan), if any, shall only be made by the Board in its sole discretion, after receipt of a recommendation by the Compensation Committee.
     3.4 Benefit Programs. The Executive will be entitled to participate on substantially the same terms as other members of senior management of the Company in all employee benefit plans and programs of the Company (other than any severance plan, program or policy), subject to any restrictions or eligibility requirements under such plans and programs, from time to time in effect for the benefit of senior management of the Company, including, but not limited to, retirement plans, profit sharing plans, group life insurance, hospitalization and surgical and major medical coverages, short-term and long-term disability.

     3.5 Insurance Benefits.
          (a) During the Term hereof, the Company shall reimburse the Executive a maximum of $8,000 per year for family health insurance coverage, which shall consist of medical, prescription and dental benefits. Reimbursements under this paragraph shall be made no later than the end of the year following the year in which such expenses were incurred by the Executive. The expenses eligible for reimbursement during the Executive’s taxable year may not affect the expenses eligible for reimbursement in any other year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.
          (b) The Company shall purchase a long-term disability insurance policy with coverage to age 65 for the Executive, such policy to be mutually selected by the Company and the Employee, and shall pay the annual premiums under such policy in an annual amount not to exceed $12,500.
          (c) In addition, the Company shall purchase a ten-year, term life insurance policy for the Executive, such policy to be mutually selected by the Company and the Employee, with aggregate coverage of $1.5 million and shall pay the annual premiums under such policy in an annual amount not to exceed $3,000.
     3.6 Vacations and Holidays. During the Term of this Agreement, the Executive will be entitled to vacation leave of four (4) weeks per year at full pay or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior management. The Executive will be entitled to such holidays as are established by the Company for all employees.
     3.7 Automobile. The Company will provide the Executive with a leased automobile as approved by the Board of Directors as per the Company’s perquisites policy from time to time.
4. Business Expenses. The Executive will be entitled to prompt reimbursement for all reasonable, documented and necessary expenses incurred by the Executive in performing his services hereunder in accordance with the policies of the Company, provided that the Executive properly accounts therefor in accordance with the policies and procedures established by the Company.
5. Separation from Service. No termination shall be deemed to have occurred under this Agreement unless there has been a “Separation from Service” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the term “termination of employment” and the like shall be construed to mean “Separation from Service” as so defined.
6. Termination of Employment by the Company.
     6.1 Termination by the Company Other Than For Disability or Cause. The Company may terminate the Executive’s employment at any time for any reason other than (i) by reason of the Executive’s Disability (as defined in Section 6.2(c) hereof) or (ii) for Cause (as defined in Section 6.3(a) hereof), by giving the Executive a written notice of termination at least thirty (30) days before the date of termination (or such lesser notice period as the Executive may agree to).

In the event of such a termination of employment pursuant to this Section 6.1, the Executive shall be entitled to receive the Severance Benefits described in Section 9 of this Agreement.
     6.2 Termination Due to Disability.
     (a) If the Executive incurs a Disability, as defined below, the Company may terminate the Executive’s employment by giving the Executive written notice of termination at least thirty (30) days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive’s employment because of Disability, the Executive shall be entitled to receive (i) his base salary pursuant to Section 3.1 through the date of such termination of employment, plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid, and (iii) any reimbursement amounts owing under Section 4 hereof.
     (b) In addition, in the event of such Disability, the Executive and/or his designated beneficiaries shall receive the insurance benefits owed to them under the long-term disability insurance provided by the Company under Section 3.5(b) hereof.
     (c) For purposes of this Agreement, the term “Disability” shall mean a “long-term disability” as defined in the policy of long-term, disability insurance provided by the Company under Section 3.5(b) hereof.
     (d) If (i) the Executive incurs a Disability, as defined above; (ii) the Company terminates the Executive’s employment with the Company under Section 6.2(a) above, and (iii) the Executive ceases, at any time prior to 5th anniversary of the Effective Date, to qualify for disability insurance payments under the long-term disability insurance provided by the Company under Section 3.5(b) hereof, then the Company shall, commencing on the 1st calendar day of the month immediately following the date on which the Executive no longer qualifies for disability insurance payments, make monthly payments to the Executive to replace his payments under the disability insurance (each, a “Replacement Payment”). Each Replacement Payment shall in an amount sufficient to put the Executive in the same after-tax position (after taking into account applicable Federal, state, local or other income taxes) that he would have been in if he had continued to received monthly disability insurance payments. The Company’s obligation to make monthly Replacement Payments shall continue for the lesser of (X) twenty-four (24) months, or (Y) the number of months then remaining prior to the 5th anniversary of the Effective Date.
     6.3 Termination for Cause.
     (a) The Company may terminate the Executive’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Executive relating to the performance of his services to the Company; (ii) a breach by the Executive of his duties or responsibilities under this Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Executive’s conviction of a felony or any crime involving moral turpitude; (iv) the Executive’s material failure (for reasons other than death, illness, injury or Disability) to perform his duties under this Agreement or insubordination (defined as refusal to execute or carry out the lawful and ethical directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such failure or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within ten days following such notice; or (v) a breach by the Executive of any provision of any material policy of the Company or any of his obligations under Section 14 of this Agreement.
     (b) The Company shall exercise its right to terminate the Executive’s employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit or bonus plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (iii) any reimbursement amounts owing under Section 4 hereof.
7. Termination of Employment by the Executive.
     (a) Good Reason. The Executive may terminate his employment for Good Reason by giving the Company a written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Company may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive’s termination of his employment for Good Reason, the Executive shall be entitled to receive the Severance Benefits described in Section 9 of this Agreement. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent: (i) a material negative change in the scope of the authority, functions, duties or responsibilities of Executive’s employment from that which is contemplated by this Agreement; provided that a change in scope solely as a result of the Company no longer being a public company or becoming a subsidiary of another corporation shall not constitute Good Reason; (ii) any reduction in the Executive’s base salary under Section 3.1 hereof; (iii) the Company materially changing the geographic location in which the Executive must perform services from the Portland, Maine metropolitan area; or (iv) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive’s obligations hereunder (including Section 14 hereof), in each case of (i), (ii), (iii) or (iv), which breach is not cured by the Company within thirty (30) days following written notice thereof to the Company of such breach. If an event constituting a ground for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within sixty (60) days after the occurrence of such event, the Executive shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the sixty (60) day period has not expired). In addition, prospective changes to employee benefits for future employment made on an across-the-board basis to all similarly situated executives of the Company and its subsidiaries shall not be considered Good Reason.
     (b) Other. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least sixty (60) days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company following receipt of such notice from the Executive may elect to have the Executive’s employment terminate immediately following its receipt of such notice. In the event of the Executive’s termination of his employment pursuant to this subsection (b), the Executive shall be entitled to receive only: (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of vacation time earned but not taken for the year of termination of employment, such base salary to be paid in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit or bonus plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (iii) any reimbursement amounts owing under Section 4 hereof.
8. Termination of Employment By Death.
     (a) In the event of the death of the Executive during the course of his employment hereunder, the Executive’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive: (i) the Executive’s base salary pursuant to Section 3.1 hereof earned through the date of the Executive’s death plus the Executive’s base salary for the period of vacation time earned but not taken for the year of the Executive’s death, such base salary to be paid in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (iii) any reimbursement amounts owing under Section 4 hereof.
     (b) In addition, in the event of such death, the Executive’s beneficiaries shall receive the insurance benefits owed to them under the term life insurance provided by the Company under Section 3.5(c) hereof and any other benefits owed to them under the Company’s employee benefit plans.
9. Severance Benefits Upon Termination Without Cause or For Good Reason. If at any time prior to the end of the Term of this Agreement, the Executive’s employment hereunder shall terminate because of termination by the Company pursuant to Section 6.1, or because of termination by the Executive for Good Reason pursuant to Section 7(a), then the Executive shall be entitled to the following:

     (a) The Company shall pay to the Executive his base salary pursuant to Section 3.1 hereof earned through the date of such termination of employment in a lump sum no later than the next payroll date following the Executive’s date of termination to the extent not previously paid, and any other compensation and benefits to the extent actually earned by the Executive under any benefit or bonus plan or program of the Company as of the date of such termination of employment, any such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid.
     (b) The Company shall pay the Executive any reimbursement amounts owing under Section 4 hereof.
     (c) The Company shall pay to the Executive a severance benefit (the “Severance Benefit”). The Severance Benefit shall equal the amount of base salary that the Executive would have received if he remained employed for the balance of the Term, based upon his then-current base salary without further increase. However, in no event shall the Severance Benefit by less than the amount of base salary that the Executive would have received if he remained employed for twenty-four (24) months, based upon his then-current salary without further increase. The amount of the Severance Benefit as so determined shall be divided into twenty-four (24) equal installments. Payment of such installments shall be made as follows:
(i) payment shall commence on the first (1st) date of the seventh (7th) month following the Executive’s Separation from Service. The amount of the first payment shall equal the first seven (7) such installments.
(ii) subsequent payments shall be made on the first day of each succeeding month for the balance of the twenty-four (24) month period.
     (d) The Company’s obligation to provide the severance benefits set forth in Sections 9(c) upon the Executive’s termination of employment without Cause or for Good Reason, shall be subject to (i) the Executive’s compliance with the provisions of Section 14 hereof; (ii) delivery to the Company of the Executive’s resignation from all officer, directorships and fiduciary positions with the Company, its subsidiaries and employee benefit plans; and (iii) the Executive’s execution without revocation of a valid Termination, Voluntary Release and Waiver of Rights Agreement, in substantially the form attached to this Agreement as Exhibit A (the “Release”).
10. Golden Parachute Excise Tax.
     (a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program or arrangement of the Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), then the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment

(after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plan, program or arrangement of the Company or any of its affiliates), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an Excess Parachute Payment, then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an Excess Parachute Payment.
     (b) All determinations required to be made under this Section 10 shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 10 shall be final and binding upon the Company and the Executive.
     (c) In the event that a reduction is required to be made pursuant to this Section 10, then the Severance Benefit (and the corresponding installment payments) shall be reduced to the extent necessary to comply with this Section 10.
11. Entitlement to Other Benefits, Plans or Awards. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents or beneficiaries may have pursuant to any other employee benefit plan or program of the Company. All benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units and other awards under the Company’s benefits, plans or programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted or are awarded. In addition, nothing herein shall be construed to prevent the Company from amending, altering, eliminating or reducing any benefits, plans or programs so long as the Executive continues to receive compensation and benefits consistent with those described in Section 3 hereof.
12. Advisory Expenses. The Company hereby agrees to reimburse the Executive, on an as-incurred basis, for his reasonable out-of-pocket expenses as determined by the Board’s Compensation Committee incurred in negotiating and executing this Agreement, the Option Agreements and the Indemnification Agreement, including the reasonable fees of the Executive’s legal counsel and tax advisors during 2008 and 2009. Such reimbursements shall be made promptly and in no event later than the year following the year in which the expense is incurred. This right of reimbursement is not subject to liquidation or exchange for another benefit. The amount of expenses eligible for reimbursement during any year may not affect the expenses eligible for reimbursement in any other year.
13. Officer and Director Protections. As required by the Company’s Restated Certificate of Incorporation, the Company shall enter into its customary Indemnification Agreement with the Executive under which the Company agrees to indemnify the Executive to the fullest extent allowed under Delaware law for any claims related to the Executive’s service to the Company as President, Chief Executive Officer and as a director.
14. Executive’s Obligations.
     (a) Confidentiality. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.
     (b) Non-Solicitation. In the event that the Executive receives Severance Benefits under Section 9 of this Agreement, the Executive agrees that for the two (2) year period following the date of termination hereof the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 14(b).
     (c) Non-Competition. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, in the event that the Executive receives Severance Benefits under Section 9 of this Agreement, the Executive agrees that for a period of two (2) years following the date of termination, the Executive will not, directly or indirectly, become connected with, promote the interest of, or engage in any other business or activity competing with the business of the Company within the geographical area in which the business of the Company is conducted. The Executive specifically acknowledges that the geographic area to which the covenants contained in this Section 14(c) shall apply everywhere in the world (which discrete geographic locations shall be identified by the energy resource basins involved, not the country or political subdivision) where the Company or its subsidiaries (i) own or otherwise hold oil, gas or other mineral resources or assets; (ii) are otherwise actively engaged in the business of extracting and selling oil, gas or other mineral resources or assets, or (iii) have definitive plans for (i) or (ii) within the twelve (12) months following the date of the Executive’s termination of employment with the Company. Notwithstanding the foregoing, the Executive shall not be prohibited from engaging in the Permitted Activities, so long as such Permitted Activities do not constitute an actual or potential conflict of interest with the Company’s business in the judgment of the Board.
     (d) Non-Disparagement. Each of the Executive and the Company (for purposes of this Section 14(d), “the Company” shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party, or in the case of the Company, its subsidiaries, affiliates, officers, directors or business partners. Notwithstanding the foregoing, statements made in the course of sworn testimony in agency, administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 14(d).
     (e) Return of Company Property and Records. The Executive agrees that upon termination of the Executive’s employment, for any reason whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company or any operational, financial or other documents given to the Executive during the Executive’s employment with the Company.
     (f) Cooperation. The Executive agrees that, following termination of the Executive’s employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive’s employment, including any litigation. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the Compensation Committee) and expenses associated with such cooperation and assistance.
     (g) Assignment of Inventions. The Executive shall promptly communicate and disclose in writing to the Company all inventions and developments including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called “Inventions”), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of the Executive’s employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries. Included herein as if developed during the employment period is any specialized equipment and software developed for use in the business of the Company. All of the Executive’s right, title and interest in, to, and under all such Inventions, licenses, and right to grant licenses shall be the sole property of the Company. As to all such Inventions, the Executive will, upon request of the Company execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country; and do all things (including the giving of evidence in suits and other proceedings) which the Company deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.
     (h) Equitable Relief; Reformation; Survival. The Parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section 14 would be inadequate and, in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 14 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The obligations contained in this Section 14 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.
15. Alternative Dispute Resolution. Any controversy, dispute or questions arising out of, in connection with or in relation to this Agreement or its interpretation, performance or nonperformance or any breach thereof shall be resolved through mediation. In the event mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon or such other longer period as may be agreed to by the parties, such controversy, dispute or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Portland, Maine.
16. General Provisions.
     16.1 No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein.
     16.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.
     16.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight mail addressed as follows:

To the Company:	Magellan Petroleum Corporation
10 Columbus Boulevard
Hartford, CT 06106
Attn: Chairman of the Board
Facsimile: (860) 293-2349

With a copy to:	Edward B. Whittemore, Esq.
Murtha Cullina LLP
CityPlace I, 185 Asylum Street
Hartford, CT 06103
Facsimile: (860) 240-6150

To the Executive:	William H. Hastings
2 Thurston Lane
Falmouth, ME 04105
Facsimile: 207-797-2626

With a copy to:	John L. Carpenter
Bernstein Shur
100 Middle Street
P. O. Box 9729
Portland, ME 04104
Facsimile: 207-774-1127
or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight mail, on the day after the date of mailing.
     16.4 Covenant to Notify Management. The Executive shall abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. The Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Executive understands that he is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Executive has first notified the Company of the facts and permits it to investigate and correct the concerns.
     16.5 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     16.6 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by (a) the Company’s successors and assigns and (b) the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to his hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     16.7 Successors. The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.
     16.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 16.8, benefits payable pursuant to this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Executive, and any attempt to alienate, transfer, assign or attach such benefits shall be void. Notwithstanding the foregoing provisions of this Section 16.8, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries without the Executive’s consent.
     16.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof.
     16.10 Statute of Limitations. The Executive and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive’s employment by the Company. If such a claim is filed more than one year subsequent to the Executive’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.
     16.11 Right to Injunctive and Equitable Relief. The Executive’s obligations under Section 14 of this Agreement are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 14 and this Section 16.11 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law. The Executive agrees that the terms of this Section 16.11 shall survive the term of this Agreement and the termination of the Executive’s employment.
     16.12 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     16.13 Entire Agreement. This Agreement, along with Exhibit A attached hereto, the Option Agreements and the Indemnification Agreement, constitute the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof and thereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with Exhibit A attached hereto, the Option Agreements and the Indemnification Agreement, are intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with Exhibit A attached hereto, the Option Agreements and the Indemnification Agreement, constitute the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.
     16.14 Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Code. The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code.  Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.
     16.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.
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* * * * * *
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set her hand as of the day and year first above written.

MAGELLAN PETROLEUM CORPORATION
By:	/s/ Walter J. McCann
	Name:	Walter J. McCann
	Title:	Chairman of the Board

EXECUTIVE
/s/ William H. Hastings
William H. Hastings

EXHIBIT A
TERMINATION, VOLUNTARY RELEASE AND WAIVER OF RIGHTS AGREEMENT
     I, William H. Hastings, freely enter into this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), unqualifiedly accept and agree to the relinquishment of my title, responsibilities and obligations as an employee of Magellan Petroleum Corporation (“the Company”), and concurrently and unconditionally agree to sever my relationship as an employee of the Company, in consideration for the voluntary payment to me by the Company of the termination benefits set forth in Section 6-9 of the Employment Agreement dated as of January , 2009 by and between me and the Company (the “Employment Agreement”), which is made a part hereof.
1. In exchange for this consideration, which I understand that the Company is not otherwise obligated to provide to me, I voluntarily agree to waive and forego any and all claims, rights, interests, covenants, contracts, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees or other expenses, accounts, judgments, fines, fees, losses and liabilities, of any kind, nature or description, in law (including all contract and tort claims), equity or otherwise (collectively, “Claims”) that I may have against the Company as an employee of the Company beyond the rights set forth in the Employment Agreement and to release the Company and their respective affiliates, subsidiaries, officers, directors, employees, representatives, agents, successors and assigns (hereinafter collectively referred to as “Releasees”) from any obligations any of them may owe to me in my capacity as an employee of the Company except as set forth in my Employment Agreement (and specifically not as a shareholder or director), accepting the aforestated consideration as full settlement of any monies or obligations owed to me by Releasees that may have arisen at any time prior to the date of my execution of this Termination, Voluntary Release and Waiver of Rights Agreement (the “Agreement”), except as specifically provided below in the following paragraph number 2.
2. I do not waive, nor has the Company asked me to waive, any rights arising exclusively under the Fair Labor Standards Act, except as such waiver may henceforth be made in a manner provided by law. I do not waive, nor has the Company asked me to waive, any vested benefits that I may have or that I may have derived from the course of my employment with the Company. I understand that such vested benefits will be subject to and administered in accordance with the established and usual terms governing same. I do not waive any rights which may in the future, after the execution of this Agreement, arise exclusively from a substantial breach by the Company of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.
3. Except as set forth in paragraphs 2 and 9 hereof, I do fully, irrevocably and forever waive, relinquish and agree to forego any and all Claims whatsoever, whether known or unknown, in contract, tort or otherwise, that I may have or may hereafter have against the Releasees or any of them arising out of or by reason of any cause, matter or thing whatsoever arising out of my employment by the Company (other than as set forth in my Employment Agreement) from the beginning of the world to the date hereof, including without limitation any and all matters relating to my employment with the Company and the cessation thereof and all matters arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., all as amended, or under any other laws, ordinances, executive orders, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, the State of Maine or any other applicable county or municipal ordinance.
4. As a material inducement to the Company to enter into this Agreement, I, the undersigned, recognize that I may have been privy to certain confidential, proprietary and trade secret information of the Company which, if known to third parties, could be used in a manner that would reduce the value of the Company for its shareholders. In order to reduce the risk of that happening, I, the undersigned, agree that for a period of two (2) years after termination of employment, I, the undersigned, will not, directly or indirectly, assist, or be part of or have any involvement in, any effort to acquire control of the Company through the acquisition of its stock or substantially all of its assets, without the prior consent of the Board of Directors of the Company. This provision shall not prevent the undersigned from owning up to not more than one percent (1%) of the outstanding publicly traded stock of any company.
5. Acknowledgements.
     (a) I further acknowledge pursuant to the Older Worker’s Benefit Protection Act (29 U.S.C. § 626(f)), I expressly agree that the following statements are true:
     (b) The payment of the consideration described in Section 9 of the Employment Agreement is in addition to the standard employee benefits and anything else of value which the Company owes me in connection with my employment with the Company or the separation of employment.
     (c) I have [twenty-one days] days from [date of receipt] to consider and sign this agreement. If I choose to sign this Agreement before the end of the [twenty-one] day period, that decision is completely voluntary and has not been forced on me by the Company.
     (d) I will have seven (7) days after signing the Agreement in which to revoke it, and the Agreement will not become effective or enforceable until the end of those seven (7) days.
     (e) I am now being advised in writing to consult an attorney before signing this Agreement.
     (f) I acknowledge that I have been given sufficient time to freely consult with an attorney or counselor of my own choosing and that I knowingly and voluntarily execute this Agreement, after bargaining over the terms hereof, with knowledge of the consequences made clear, and with the genuine intent to release claims without threats, duress, or coercion on the part of the Company. I do so understanding and acknowledging the significance of such waiver.
6. Further, in view of the above-referenced consideration voluntarily provided to me by the Company, after due deliberation, I agree to waive any right to further litigation or claim against any or all of the Releasees except as specifically provided in paragraph number 2 above. I hereby agree to indemnify and hold harmless the Releasees and their respective agents or representatives from and against any and all losses, costs, damages or expenses, including, without limitation, attorneys fees incurred by said parties, or any of them, arising out of any breach of this Agreement by me or by any person acting on my behalf, or the fact that any representation made herein by the undersigned was false when made.
7. As a material inducement to the Company to enter into this Agreement, I, the undersigned, understand and agree that if I should fail to comply with the conditions hereof or to carry out the agreement set forth herein, all amounts previously paid under this Agreement shall be immediately forfeited to the Company and that the right or claim to further payments and/or benefits hereunder would likewise be forfeited.
8. As a further material inducement to the Company to enter into this Agreement, the undersigned provides as follows:
     First. I represent that I have not filed any complaints or charges against the Company, or any of the Releasees relating to the relinquishment of my former titles and responsibilities at the Company or the terms of my employment with the Company and that if any agency or court assumes jurisdiction of any complaint or charge against the Company or any of the Releasees on behalf of me concerning my employment with the Company, I understand and agrees that I have, by my knowing and willing execution of this Agreement, waived my rights to any form of recovery or relief against the Company, or any of the Releasees, including but not limited to, attorney’s fees; provided, however, that this provision shall not preclude the undersigned from pursuing appropriate legal relief against the Company for redress of a substantial breach of a material obligation of the Company expressly undertaken in consideration of my entering into this Agreement.
     Second. I acknowledge and understand that the consideration for this release shall not be in any way construed as an admission by the Company or any of the Releasees of any improper acts or any improper employment decisions, and that the Company, specifically disclaims any liability on the part of itself, the Releasees, and their respective agents, employees, representatives, successors or assigns in this regard.
     Third. I acknowledge and agree that this Agreement shall be binding upon me, upon the Company, and upon our respective administrators, representatives, executives, successors, heirs and assigns and shall inure to the benefit of said parties and each of them.
     Fourth. I represent, understand and agree that this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof, except for the provisions of Section 14 of the Agreement, the terms of which retain their full force and effect, and which are in no way limited or curtailed by this Agreement.
     Fifth. Modification. This Agreement may not be altered or changed except by an agreement in writing that has been properly executed by the party against whom any waiver, change, modification or discharge is sought.
     Sixth. Severability. All provisions and terms of this Agreement are severable. The invalidity or unenforceability of any particular provision(s) or term(s) of this Agreement shall not affect the validity or enforceability of the other provisions and such other provisions shall be enforceable in law or equity in all respects as if such particular invalid or unenforceable provision(s) or term(s) were omitted. Notwithstanding the foregoing, the language of all parts of this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     Seventh. No Disparagement. I agree and promise that I will not make any oral or written statements or reveal any information to any person, company, or agency which is disparaging or damaging to the reputation or business of the Company, its subsidiaries, directors, officers or affiliates, or which would interfere in any way with the business relations between the Company or any of its subsidiaries or affiliates and any of their customers, suppliers or vendors whether present or in the future; provided however, that statements made in the course of sworn testimony in agency, administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this section Seventh,
     Eighth. Confidentiality. The Company and the undersigned agree to refrain from disclosing to third parties and to keep strictly confidential all details of this Agreement and any and all information relating to its negotiation, except as necessary to each party’s accountants or attorneys.
     Ninth. Termination of Agreement. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated by the Company and all further payment obligations of the Company shall cease, if: (a) the undersigned is terminated for “Cause” prior to the undersigned’s separation date; or (b) facts are discovered after the undersigned’s separation date that would have supported a termination for “Cause” had such facts been discovered prior to the undersigned’s separation date.
9. Notwithstanding anything herein to the contrary, this release shall not affect, release or terminate in any way the undersigned’s rights (i) to receive payments under the Employment Agreement (ii) under the Indemnification Agreement entered by the Company and the undersigned with respect to certain liabilities that the undersigned may incur as an officer or director of the Company or (iii) under various option agreements and grants from the Company to the undersigned, or any agreement between the undersigned and the Company relating to the undersigned’s rights as an owner of stock or options in the Company or the undersigned’s service as a director of the Company.

AFFIRMATION OF RELEASOR
     I, William H. Hastings, warrant that I am competent to execute this Termination, Voluntary Release and Waiver of Rights Agreement and that I accept full responsibility thereof.
     I, William H. Hastings, warrant that I have had the opportunity to consult with an attorney of my choosing with respect to this matter and the consequences of my executing this Termination, Voluntary Release and Waiver of Rights Agreement.
     I, William H. Hastings, have read this Termination, Voluntary Release and Waiver of Rights Agreement carefully and I fully understand its terms. I execute this document voluntarily with full and complete knowledge of its significance.
     Executed this                       day of                     , 20      at                                           .

STATE OF	)

	:	ss. , 20

COUNTY OF	)
     Subscribed and sworn to before me, a Notary Public in and for said County and State, this day of                     , 20      under the pains and penalties of perjury.
, Notary Public
My Commission Expires:
County of Residence: